Exhibit 10.3
1601 West LBJ Freeway
Dallas, TX 75234
Confidential
June 26, 2007
Sandy Beach-Lin
6226 Blue Spruce Court
Long Grove, IL 60047
Dear Sandy,
I am pleased to confirm our offer for the position of Executive Vice President of Celanese and President–Ticona with a start date to be agreed within 2 weeks of receipt of this letter. Your position will be based at our Dallas, Texas headquarters and you will report directly to me.
Base Salary
Your base salary will be $550,000 per year, or $21,153.84 on a bi-weekly basis, payable in accordance with the Company’s normal payroll practice. You will also receive a “signing bonus” of $125,000 payable upon reporting to work. You will also receive an annual perquisite payment of $15,000.
Annual Bonus
As a salary level 1 position, your annual bonus opportunity at target will be 80 % of your annual salary (the “Target”), with a “Stretch” opportunity of 160 % of your annual salary. Our annual bonus plan comprises a number of financial and non-financial measures that, combined with your personal performance, determine your actual payment as determined annually by the Company. Please note for the year 2007 you will receive a bonus based on a complete year of performance. This bonus will be based on your and Ticona’s achievement of your annual financial and non financial goals for the 2007 year.
Stock Options
You will receive 200,000 stock options under our 2004 stock incentive plan (“Plan”). This is subject to approval by the Compensation Committee of the Board of Directors. The options will have a term of 10 years and will vest as follows: 25% on January 1, 2009, 25% on January 1, 2010, 25% on January 1, 2011, 25% on January 1, 2012. In the Event that the Company terminates your employment without Cause as defined in the Plan, your vested options will include the next tranche of options to vest after the date of termination. The option price will be the average of the high and low prices of Celanese shares on the day the Compensation Committee approves your option grant. You will be required to sign stock option agreement when you start your employment.
Restricted Stock Units
You will receive 15,000 restricted stock units under our 2004 stock incentive plan. These shares are subject to approval by the Compensation Committee of the Board of Directors. We anticipate granting of these shares will be reviewed at the Q3 meeting of the Compensation Committee. Vesting and value of the account will be based on Total Shareholder Return to Celanese Shareholders during a time frame after this meeting to be established by the Compensation Committee. In the Event that the Company terminates your employment without Cause as defined in the Plan, your vested RSU’s will include the next tranche of options to vest after the date of termination.
Employee Benefits
During your employment, you will be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other employees of the Company. We offer medical and dental coverage, group life insurance (1 times annual base pay); cash balance pension plan and a 401k plan that matches 100% of the first 5% of employee contributions.
Relocation
The Company will assist in your relocation to the Dallas area under the provisions of our policy for newly hired employees. Generally, this policy provides for shipment of household goods, home sale and purchase assistance and a lump-sum payment to assist with various miscellaneous expenses associated with your relocation. Details concerning provisions of this policy will be discussed with you at your convenience. We will expedite the disposition of your house under the terms of our policy.
Duration of Employment
Your employment with the Company is at will, meaning that you or the Company may terminate your employment at any time for any reason with or without cause; provided that you shall be required to give the Company at least thirty (30) days advanced written notice of resignation by you. In the event the Company terminates your employment without cause (other than due to your death or disability) you will be entitled to receive an amount equal to one year of your base salary following such termination of employment. The Company will arrange to provide you with medical and dental benefits during the 12 months following termination without Cause substantially on the same terms and costs to you as before the termination. Payment made under this agreement are intended to be made without triggering additional taxes under Section 409A of the Internal Revenue Code.
Vacation
You will be entitled to four (4) weeks annual vacation which is equivalent to 160 hours. Vacation availability for the remainder of this year will be prorated based on your anticipated start date, in accordance with the Company’s vacation policy.
Confidentiality, Non-Compete and Non-Solicitation and Prior Board Position
As a condition of your employment, you will be required to execute agreements (the “Confidentiality, Noncompetition and Nonsolicitation Agreements”) with the Company regarding protection and non-disclosure of confidential information and non-competition and non-solicitation. Copies of these agreements will be provided to you under separate cover. You will be able to continue on the board of WESCO.
This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

Sandy, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign the enclosed copy of this letter and return it by fax to 972-332-9151 by June 29, 2007. If you do not accept the offer by this date, the offer will be rescinded.
Sincerely,
Kevin J. Rogan
Associate General Counsel and
Assistant Secretary
on behalf of David N. Weidman
Chairman & CEO
Acknowledgement of Offer:
(Please check one)

☐	I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. I agree to keep the terms and conditions of this agreement confidential.

☐	I decline your offer of employment. I agree to keep the terms and conditions of this agreement confidential.

Signature: /s/ Sandy Beach Lin	Date: June 27, 2007

Sandy Beach-Lin

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